Exhibit 99.1

Femasys Inc. Announces Financial Results for the Third Quarter of 2021

-- Up to 792-patient, pivotal LOCAL trial progressing for FemaSeed® after receipt of investigational device exemption (IDE) submission approval –

-- Femasys added to the Russell Microcap® Index in Q3 --

ATLANTA, Nov. 10, 2021 -- Femasys Inc. (NASDAQ: FEMY), a biomedical company aiming to meet women’s needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health, today announced financial results for the third quarter and nine months ended September 30, 2021 and provided a corporate update on the Company’s business and clinical programs.

“Since becoming public approximately five months ago, we’ve gained substantial traction for our product candidates that have the opportunity to provide women access to superior technologies and revolutionize their options related to reproductive care,” stated Kathy Lee-Sepsick, president, chief executive officer and founder of Femasys.  “Our pipeline progress has been driven by the advancement of FemaSeed, our novel product candidate that delivers sperm directly to a selected fallopian tube where conception occurs, with enrollment progressing for our LOCAL trial that commenced in July, enrolling qualified women seeking conception at centers across the U.S. with additional centers being added.”

Ms. Lee-Sepsick, further commented, “We are now gearing up for the pivotal trial planned for next year associated with our planned IDE submission for FemBloc®, our permanent birth control product candidate. We are eager to address the existing limitations of infertility and birth control options– both vast and underserved markets within women’s reproductive health worldwide – with non-surgical solutions that are driven by safety and affordability.”

Recent Corporate Developments

•
On September 20, 2021, Femasys announced that the Company was added to the Russell Microcap® Index. The Russell Microcap Index is widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $10.6 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

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On September 1, 2021, Femasys announced the appointment of Edward G. Evantash, M.D., as chief medical officer. Dr. Evantash brings over two decades of industry experience in medical and clinical affairs to Femasys, having previously served as chief medical officer of Alydia Health and vice president of medical affairs at Hologic, Inc., both medical technology companies focused on women’s healthcare. He will be responsible for providing leadership and direction for Femasys’ pipeline of clinical development programs.

Q3 Developments Related to Clinical Programs

•
On July 20, 2021, Femasys announced the initiation of and first patient treated with FemaSeed in the LOCAL trial. The trial is being conducted across centers in the United States and is expected to enroll up to 792 patients who are diagnosed as infertile. The primary endpoints of the study are to determine the effectiveness (clinical pregnancy rate) and safety over a period of 7 weeks. Enrollment in this trial is ongoing.

Third Quarter (Three-Months) 2021 Financial Results:

•
Research and Development expenses increased by $144,957, or 14.6%, to $1,140,577 for the third quarter of 2021 compared the third quarter of 2020. The increase was primarily due to an increase in research and development project spending and consulting costs to support the company’s clinical trials.

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General and Administrative expenses increased by $490,585, or 82.2%, to $1,087,363 for the third quarter of 2021 compared to the third quarter of 2020. The increase was largely due to an increase of $309,749 in professional costs associated with being a public company.

•
Sales of the Company’s FemVue® product, decreased by $43,627, or 13.9%, to $269,581 from $313,208 for the third quarter of 2021. The sales decrease was attributable to a 19.9% decline in units sold, largely due to a rebound of sales in the third quarter of 2020 from the heavily impacted second quarter of 2020 due to the COVID-19 pandemic. International sales were $58,045 for the three months ended September 30, 2021 and 2020.

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Primarily reflecting the factors noted above, net loss was $(2,259,701), or $(0.19) per basic and diluted share attributable to common stockholders, for the third quarter of 2021, compared to $(1,568,295), or $(1.64) per basic and diluted share attributable to common stockholders, for the third quarter of 2020.

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The cash and cash equivalents balance as of September 30, 2021 was $27,280,309. The Company expects, based on its current operating plan, that its existing cash and cash equivalents will be sufficient to fund its operations at least through 2022.

Year to Date 2021 (Nine-Months) Financial Results:

•
Research and Development expenses decreased by $204,555, or 6.3%, to $3,030,467 for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The decrease was primarily due to the decrease of $161,555 in compensation and related personnel costs due to the reduction in staff in March 2020 and a decrease in clinical-related trial costs and material and development costs due to deferring certain R&D projects in the first half of 2021 to preserve cash, which was partially offset by an increase in other costs related to support of our clinical trials.

•
General and Administrative expenses increased by $1,240,154, or 69.3%, to $3,030,749 for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020. The increase was largely due to an increase of $1,050,483 in professional costs largely associated with our financing transactions and additional costs associated with being a public company.

•
Sales of the Company’s FemVue® product increased by $168,408, or 22.2%, to $925,362 from $756,954 for the nine months ended September 30, 2020. The increase was attributable to a $112,613 increase in U.S. sales and a $55,795 increase in international sales. The increase in sales was largely attributable to the decrease in sales for the nine months ended September 30, 2020, primarily due to the impacts of the COVID-19 pandemic.

•
Primarily reflecting the factors noted above, net loss decreased to $(5,172,992), or $(1.04) per basic and diluted share attributable to common stockholders, for the nine months ended September 30, 2021, as compared to a net loss of $(5,255,473), or $(5.50) per basic and diluted share attributable to common stockholders, for the nine months ended September 30, 2020.

About Femasys

Femasys Inc. is a biomedical company aiming to meet women’s needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health. Its two lead product candidates are FemBloc® permanent birth control and FemaSeed® localized directional insemination for infertility. The Company’s product for fallopian tube assessment by ultrasound, FemVue®, is currently marketed in the United States. Femasys is also advancing FemCerv®, a technology platform for tissue sampling intended to be marketed alongside its other women-specific medical products in the physician’s office setting.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “believe,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate.  Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 11, 2021, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors
Chuck Padala
LifeSci Advisors, LLC
+1-917-741-7792
chuck@lifesciadvisors.com

Media
Sky Striar
LifeSci Communications
sstriar@lifescicomms.com

Femasys Inc.
Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com

FEMASYS INC.
Balance Sheets
(unaudited)

Assets	September 30, 2021	December 31, 2020
Current assets:
Cash and cash equivalents	$27,280,309	3,322,226
Accounts receivable, net	143,459	125,790
Inventory, net	150,336	131,378
Other current assets	759,453	284,115
Total current assets	28,333,557	3,863,509
Property and equipment, at cost:
Leasehold improvements	1,155,332	1,155,332
Office equipment	99,344	64,145
Furniture and fixtures	424,947	424,947
Machinery and equipment	2,262,908	2,242,088
Construction in progress	268,226	139,150
	4,210,757	4,025,662
Less accumulated depreciation	(2,600,787)	(2,197,868)
Net property and equipment	1,609,970	1,827,794
Long-term assets:
Lease right-of-use assets, net	759,018	1,057,506
Intangible assets, net of accumulated amortization	33,046	65,069
Other long-term assets	428,933	792,440
Total long-term assets	1,220,997	1,915,015

Total assets	$31,164,524	7,606,318

(continued)

FEMASYS INC.
Balance Sheets
(unaudited)

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)	September 30, 2021	December 31, 2020
Current liabilities:
Accounts payable	$436,890	674,333
Accrued expenses	597,856	1,117,601
Clinical holdback – current portion	18,947	—
Notes payable – current portion	320,866	630,010
Lease liabilities – current portion	412,911	434,072
Other – current	32,895	32,895
Total current liabilities	1,820,365	2,888,911
Long-term liabilities:
Clinical holdback – long-term portion	155,960	164,972
Note payable – long-term portion	—	182,490
Lease liabilities – long-term portion	501,912	809,092
Other – long-term	32,895	32,895
Total long-term liabilities	690,767	1,189,449
Total liabilities	2,511,132	4,078,360
Commitments and contingencies
Redeemable convertible preferred stock:
Preferred stock, Series B, $.001 par, none authorized, issued and outstanding as of September 30, 2021; 13,344,349 shares authorized, issued and outstanding as of December 31, 2020	—	10,748,873
Preferred stock, Series C, $.001 par, none authorized, issued and outstanding as of September 30, 2021; 42,491,484 shares authorized, issued and outstanding as of December 31, 2020	—	44,594,813
Stockholders’ equity (deficit):
Common stock, $.001 par, 200,000,000 authorized, 11,916,943 shares issued and 11,799,720 outstanding as of September 30, 2021; and 95,583,558 authorized, 1,110,347 shares issued and 993,124 outstanding as of December 31, 2020	11,916	1,110
Treasury stock, 117,223 shares	(60,000)	(60,000)
Preferred stock, Series A, $.001 par, none authorized, issued and outstanding as of September 30, 2021; 17,310,609 shares authorized, and 17,210,609 shares issued and outstanding as of December 31, 2020	—	17,211
Warrants	702,492	702,492
Additional paid-in-capital	108,374,466	22,725,949
Accumulated deficit	(80,375,482)	(75,202,490)
Total stockholders’ equity (deficit)	28,653,392	(51,815,728)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$31,164,524	7,606,318

FEMASYS INC.
Statements of Comprehensive Loss
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Sales	$269,581	313,208	925,362	756,954
Cost of sales	105,403	90,435	306,072	218,898
Gross margin	164,178	222,773	619,290	538,056
Operating expenses:
Research and development	1,140,577	995,620	3,030,467	3,235,022
Sales and marketing	43,284	31,010	87,931	281,583
General and administrative	1,087,363	596,778	3,030,749	1,790,595
Depreciation and amortization	144,399	164,242	449,211	499,534
Total operating expenses	2,415,623	1,787,650	6,598,358	5,806,734
Loss from operations	(2,251,445)	(1,564,877)	(5,979,068)	(5,268,678)
Other income (expense):
Interest income, net	1,649	342	1,957	22,298
Other income	—	—	821,515	—
Interest expense	(7,055)	(3,760)	(14,546)	(9,093)
Other expense	(2,850)	—	(2,850)	—
Total other income (expense)	(8,256)	(3,418)	806,076	13,205
Loss before income taxes	(2,259,701)	(1,568,295)	(5,172,992)	(5,255,473)
Income tax expense	—	—	—	—
Net loss	$(2,259,701)	(1,568,295)	(5,172,992)	(5,255,473)
Comprehensive loss:
Net loss	$(2,259,701)	(1,568,295)	(5,172,992)	(5,255,473)
Change in fair value of available for sale investments	—	—	—	(20)
Total comprehensive loss	$(2,259,701)	(1,568,295)	(5,172,992)	(5,255,493)

Net loss attributable to common stockholders, basic and diluted	$(2,259,701)	(1,568,295)	(5,172,992)	(5,255,473)
Net loss per share attributable to common stockholders, basic and diluted	$(0.19)	(1.64)	(1.04)	(5.50)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	11,799,720	955,649	4,996,680	955,402